EXHIBIT 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang, Manager of Investor Relations, or
Carlynn Finn, Investor Relations Analyst
(617) 796-8232
www.hptreit.com

Hospitality Properties Trust Announces 2007 Third Quarter Results

Newton, MA (November 7, 2007):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter and nine months ended September 30, 2007.

Results for the quarter ended September 30, 2007:

Net income available for common shareholders was $142.4 million, or $1.52 per share, for the quarter ended September 30, 2007, compared to $34.6 million, or $0.47 per share, for the same quarter last year.  Net income available for common shareholders for the quarter ended September 30, 2007, includes a $95.7 million, or $1.02 per share, gain from the sale of real estate.

Funds from operations (FFO) for the quarter ended September 30, 2007, were $113.6 million, or $1.21 per share.  This compares to FFO for the quarter ended September 30, 2006, of $77.0 million, or $1.05 per share.

The weighted average number of common shares outstanding totaled 93.9 million and 73.6 million for the quarters ended September 30, 2007 and 2006, respectively.

Results for the nine months ended September 30, 2007:

Net income available for common shareholders was $228.2 million, or $2.46 per share, for the nine months ended September 30, 2007, compared to $101.4 million, or $1.40 per share, for the same period last year.  Net income available for common shareholders for the nine months ended September 30, 2007, includes a $95.7 million, or $1.03 per share, gain from the sale of real estate and $2.7 million, or $0.03 per share, of costs associated with the spin off of TravelCenters of America LLC (AMEX: TA), or TA, to HPT’s shareholders on January 31, 2007.

Funds from operations (FFO) for the nine months ended September 30, 2007, were $323.6 million, or $3.49 per share.  This compares to FFO for the nine months ended September 30, 2006, of $232.1 million, or $3.20 per share.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.
 No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

The weighted average number of common shares outstanding totaled 92.8 million and 72.5 million for the nine months ended September 30, 2007 and 2006, respectively.

Hotel Portfolio Performance:

For the quarter ended September 30, 2007 compared to the same period in 2006, revenue per available room, or RevPAR, increased by 6.3% to $79.49, average daily rate, or ADR, increased 5.3% to $105.00 and occupancy increased 0.7 percentage points to 75.7%.

For the nine months ended September 30, 2007 compared to the same period in 2006, RevPAR increased by 5.2% to $78.48, ADR increased 6.3% to $106.77 and occupancy declined 0.8 percentage points to 73.5%.

Investing Activities:

On July 26, 2007, HPT sold 18 Homestead Studio Suites hotels for approximately $205 million and recognized a gain on sale of $95.7 million.

Financing Activities:

On September 24, 2007, HPT issued $350 million of 6.7% senior notes due 2018 in a public offering.  Net proceeds from this offering ($344.2 million after underwriting and other offering expenses) were used to repay a portion of the borrowings outstanding under HPT’s revolving credit facility.

Conference Call:

On Wednesday, November 7, 2007, at 1:00 p.m. Eastern Time, John Murray, president and chief operating officer, and Mark Kleifges, chief financial officer, will host a conference call to discuss the results for the third quarter and nine months ended September 30, 2007.

The conference call telephone number is (888) 259-8387.  Participants calling from outside the United States and Canada should dial (913) 312-1467.  No pass code is necessary to access the call from either number.  Participants should dial in about 15 minutes prior to the scheduled start of the call.  A replay of the conference call will be available through Tuesday, November 13, 2007.  To hear the replay, dial (719) 457-0820.  The replay pass code is 4521897.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com.  Participants wanting to access the webcast should visit the company’s web site about five minutes before the call.  The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s Third Quarter 2007 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 292 hotels and 185 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Revenues:
Hotel operating revenues (1)	$240,179	$230,412	$714,424	$665,867
Minimum rent (1)	87,669	28,934	222,819	86,300
FF&E reserve income (2)	5,785	5,242	16,993	15,505
Interest income	677	537	4,483	1,387
Total revenues	334,310	265,125	958,719	769,059

Expenses:
Hotel operating expenses (1)	174,533	168,906	519,242	485,720
Interest (including amortization of deferred financing costs of $956, $675, $2,608 and $1,920, respectively)	38,038	20,801	102,488	60,951
Depreciation and amortization	57,647	35,681	160,470	104,782
General and administrative	11,270	6,227	29,445	19,408
TA spin off costs (3)	—	—	2,711	—
Total expenses	281,488	231,615	814,356	670,861

Income from continuing operations	52,822	33,510	144,363	98,198
Discontinued operations (4):
Income from discontinued operations	1,327	3,053	7,440	8,975
Gain on sale of real estate used by discontinued operations	95,711	—	95,711	—
	97,038	3,053	103,151	8,975

Net income	149,860	36,563	247,514	107,173
Preferred distributions	(7,470)	(1,914)	(19,299)	(5,742)
Net income available for common shareholders	$142,390	$34,649	$228,215	$101,431

Calculation of FFO (5):
Net income available for common shareholders	$142,390	$34,649	$228,215	$101,431
Add: FF&E deposits not in net income (discontinued operations) (2)	—	470	990	1,515
Depreciation and amortization (continuing operations)	57,647	35,681	160,470	104,782
Depreciation and amortization (discontinued operations) (4)	129	754	1,636	2,453
TA spin off costs (3)	—	—	2,711	—
Deferred percentage rent (continuing operations) (6)	1,651	1,344	4,748	4,179
Deferred percentage rent (discontinued operations) (4)	—	87	—	428
Deferred additional returns (7)	7,723	3,975	20,516	17,318
Less: Gain on sale of real estate (discontinued operations) (4)	(95,711)	—	(95,711)	—
Deferred percentage rent (discontinued operations) (4)	(257)	—	—	—
Funds from operations (“FFO”)	$113,572	$76,960	$323,575	$232,106

Weighted average common shares outstanding	93,872	73,613	92,845	72,502

Per common share amounts:
Income from continuing operations available for common shareholders	$0.48	$0.43	$1.35	$1.28
Income from discontinued operations available for common shareholders	$1.03	$0.04	$1.11	$0.12
Net income available for common shareholders	$1.52	$0.47	$2.46	$1.40
FFO (5)	$1.21	$1.05	$3.49	$3.20
Common distributions declared	$0.77	$0.74	$2.29	$2.21

See Notes on page 5

Hospitality Properties Trust
NOTES TO CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS
(in thousands, except per share data)

(1)          At September 30, 2007, each of our 292 hotels are included in one of ten combinations of hotels of which 201 are leased to our taxable REIT subsidiaries and managed by independent hotel operating companies and 91 are leased to third parties. Our 185 travel centers are leased under two agreements. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels and travel centers.

(2)          Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows. At September 30, 2007, we own the FF&E Reserve escrows for all our hotels. Through July 26, 2007, we had a security and remainder interest in the FF&E Reserve escrows for our former Homestead Studio Suites hotels (see Note 4). When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent. When we had a security and remainder interest in the FF&E Reserve escrows of our Homestead Studio Suites hotels, deposits were not included in revenue but were included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)          During the first quarter of 2007, we expensed $2,711 of costs in connection with the spin off of our former subsidiary, TravelCenters of America LLC, or TA, to our shareholders on January 31, 2007.

(4)          On July 26, 2007, we sold 18 Homestead Studio Suites hotels for $205,350 and recognized a gain on sale of $95,711. We have reclassified our consolidated statement of income for all periods presented to show the results of operations of the hotels which have been sold as discontinued.  Following is a summary of the operating results of these discontinued operations:

	Quarter Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Minimum rent	$1,238	$3,990	$9,218	$11,970
Percentage rent (6)	267	—	267	—
Total revenue	1,505	3,990	9,485	11,970
Depreciation and amortization	(129)	(754)	(1,636)	(2,453)
General and administrative	(49)	(183)	(409)	(542)

Income from discontinued operations	$1,327	$3,053	$7,440	$8,975

(5)          We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see Note 2), deferred percentage rent (see Note 6) and deferred additional returns (see Note 7) and exclude TA spin off costs (see Note 3). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(6)          In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters. As a result of the termination of the lease for our former Homestead Studio Suites hotels (see Note 4), all previously deferred percentage rental income was recognized in calculating net income in the 2007 third quarter.

(7)          Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, are generally determined based upon annual calculations. In calculating net income, we recognize additional returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS

Real estate properties, at cost:
Land	$1,372,793	$584,199
Buildings, improvements and equipment	4,781,787	3,457,818
	6,154,580	4,042,017
Accumulated depreciation	(802,273)	(707,838)
	5,352,307	3,334,179

Cash and cash equivalents	3,532	553,256
Restricted cash (FF&E reserve escrow)	25,698	27,363
Other assets, net	265,618	42,665
	$5,647,155	$3,957,463

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$137,000	$—
Senior notes, net of discounts	1,842,507	1,196,130
Convertible senior notes	575,000	—
Mortgage payable	3,647	3,700
Security deposits	169,406	185,366
Accounts payable and other liabilities	119,408	119,536
Due to affiliate	12,705	3,277
Dividends payable	4,754	1,914
Total liabilities	2,864,427	1,509,923

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Series C preferred shares; 7% cumulative redeemable; 12,700,000 shares and none issued and outstanding, respectively, aggregate liquidation preference $317,500	306,833	—
Common shares of beneficial interest; $0.01 par value;150,000,000 shares authorized; 93,890,479 and 86,284,251 shares issued and outstanding, respectively	939	863
Additional paid-in capital	3,048,864	2,703,687
Cumulative net income	1,627,625	1,380,111
Cumulative preferred distributions	(86,291)	(66,992)
Cumulative common distributions	(2,198,548)	(1,653,435)
Total shareholders’ equity	2,782,728	2,447,540
	$5,647,155	$3,957,463

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